Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 27, 2026, is between COGENT BIOSCIENCES, INC. (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are party to a Base Indenture dated as of

November 18, 2025 (the “Base Indenture”) and a First Supplemental Indenture dated as of November 18, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture and this Supplemental Indenture, the “Indenture”) pursuant to which the Company’s 1.625%

Convertible Senior Notes due 2031 (the “Notes”) have been issued;

WHEREAS, Section 8.01 of the First Supplemental Indenture provides that, the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder to, among other things, (i) cure any ambiguity or correct any omission, defect or inconsistency in the Indenture or the Notes or (ii) conform the provisions of the Indenture and the Notes to the “Description of the Notes” section of the Company’s preliminary prospectus supplement dated November 10, 2025 as supplemented by the related pricing term sheet, dated November 11, 2025;

WHEREAS, the last paragraph of Section 5.03(A)(ii) of the First Supplemental Indenture is (i) a defect and inconsistency in the Indenture and (ii) not in conformity with the “Description of the Notes” section of the Company’s preliminary prospectus supplement dated November 10, 2025 as supplemented by the related pricing term sheet, dated November 11, 2025;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE ONE

Section 101 Defined Terms.

Except as otherwise expressly provided in or pursuant to this Supplemental Indenture or unless the context otherwise requires, for all purposes of this Supplemental Indenture the terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 102 Amendment.

Section 5.03(A)(ii) of the First Supplemental Indenture is hereby amended to delete the last paragraph of such section in its entirety. The deleted paragraph read as follows but shall be deemed never to have been included in the Indenture:

~~Notwithstanding anything to the contrary in the foregoing or in the Indenture, (1) the Company irrevocably elects, effective the date of this Supplemental Indenture, to fix the Settlement Method to Physical Settlement, and (2) the Company shall not be required to otherwise notify Holders, the Trustee or the Conversion Agent (if other than the Trustee) of such election or otherwise post an announcement of such election on its website or issue a report on Form 8-K (or any successor form) disclosing such irrevocably elected Settlement Method.~~

Section 103 Effect of Supplemental Indenture

Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 104 Indenture Remains in Full Force and Effect

This Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.

Section 105 Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 106 Miscellaneous Provisions.

The provisions of Article 10 of the First Supplemental Indenture are incorporated herein mutatis mutandis.

Section 107 The Trustee.

The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

Cogent Biosciences, Inc.

By: /s/ John Green

Name: John Green

Title: Chief Financial Officer

U.S. Bank Trust Company, National Association, as Trustee

By: /s/ Steven J. Gomes

Name: Steven J. Gomes

Title: Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE